Exhibit 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS SECOND QUARTER 2007 REVENUE

OF $243 MILLION VERSUS $161 MILLION IN PRIOR YEAR PERIOD

Second Quarter 2007 Adjusted Net Income Per Diluted Share Increased to $0.26 versus

$0.16 in the Prior Year Period; GAAP Net Income Per Diluted Share for the Second Quarter

2007 Increased to $0.14 Versus a Loss of $0.57 in the Prior Year Period

ABRAXANE, the Leading Taxane in Metastatic Breast Cancer in Patient Share, Continues to

be the Fastest Growing Taxane with Unit Volume Growth of 46 Percent in the Second

Quarter of 2007 versus the Same Period in 2006

LOS ANGELES, Calif. (August 9, 2007) – Abraxis BioScience, Inc. (NASDAQ:ABBI), an integrated, global biopharmaceutical company, today reported unaudited financial results for the second quarter ended June 30, 2007.

Second quarter 2007 revenue increased 50.9 percent to $242.5 million, versus $160.7 million in the second quarter of 2006. Revenue for company-wide, hospital-based products in the second quarter of 2007 was $160.0 million, a 32.7 percent increase from the prior year quarter. For the second quarter of 2007, ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) revenue increased 116.7 percent to $78.7 million, including deferred revenue of $9.1 million, versus $36.3 million in the prior year period. Company-wide gross profit for the second quarter of 2007 was $156.9 million, or 64.7 percent of total revenue, as compared to $93.1 million, or 57.9 percent of total revenue, in the same quarter of 2006.

The company posted adjusted net income and adjusted net income per diluted share, which, in each case, excludes merger-related items, non-cash stock compensation expense and other items, as follows:

	Q2 2007	Q2 2006
Adjusted net income (millions)	$41.0	$25.8
Adjusted net income per diluted share	$0.26	$0.16

Page 2 - Abraxis 2007 Second Quarter Financial Results

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company reported net income and net income per diluted share as follows:

	Q2 2007	Q2 2006
Net income/(loss) (millions)	$23.1	$(90.8)
Net income/(loss) per diluted share	$0.14	$(0.57)

The attached table provides additional information regarding the basis for the adjusted net income per diluted share calculation, and the rationale for providing such information is included toward the end of this release.

“The second quarter of 2007 was a very eventful quarter for Abraxis BioScience. In addition to announcing our proposed separation, we also continued to execute our business strategies for each operating unit. We increased market penetration of ABRAXANE, launched three new hospital-based products, continued to make strides in optimizing our manufacturing operations, and entered into new strategic agreements that have the ability to expand our proprietary pipeline,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience.

Segment Reporting

On July 2, 2007, the company announced that its board of directors had approved a plan to separate its proprietary business – Abraxis Oncology and Abraxis Research (the new Abraxis BioScience or “ABI”) — from its hospital-based business — Abraxis Pharmaceutical Products (APP). Until the separation is complete, the company will continue to report in two segments: the ABI segment, which represents the combined operations of the proprietary business; and the APP segment. The ABI segment focuses primarily on the company’s internally developed proprietary product, ABRAXANE, and its proprietary pipeline. The APP segment manufactures and markets one of the broadest portfolios of injectable drugs, including oncology, critical care and anti-infectives, and markets the company’s anesthetic/analgesic products. The attached tables provide additional detail on the operating performance of the segments.

ABI Segment

ABRAXANE revenue for the second quarter of 2007 increased 116.7 percent to $78.7 million, which included $69.6 million of net sales, versus revenue of $36.3 million in the same period of 2006. Net sales grew 91.7 percent in the second quarter of 2007 versus the same period in 2006.

Page 3 - Abraxis 2007 Second Quarter Financial Results

ABRAXANE revenue for the second quarter of 2007 included $9.1 million of recognized deferred revenue resulting from the amortization of the $200 million upfront payment received from AstraZeneca for the co-promotion of ABRAXANE in the United States.

Based upon June 2007 NDC and IMS data, ABRAXANE is now the fastest growing taxane in the market and the taxane market leader in metastatic breast cancer across all lines of therapy. According to IMS, ABRAXANE unit demand in the second quarter of 2007 reached its highest unit volume since launch with an increase of 46 percent versus the second quarter of 2006. In addition, based upon June 2007 IntrinsQ data, ABRAXANE is the leading taxane in metastatic breast cancer in patient share.

ABI segment gross margin for the second quarter of 2007 was 92.2 percent compared to 86.5 percent for the same period in 2006.

For the second quarter of 2007, selling and marketing expenses were $35.5 million, or 42.7 percent of revenue, versus $16.7 million, or 41.2 percent of revenue, in the prior year period. The increase was due primarily to additional ABRAXANE costs for commission expense and expanded marketing efforts in North America relating to the co-promotion agreement with AstraZeneca and activities promoting global awareness of ABRAXANE.

Research and development expense totaled $15.5 million in the second quarter of 2007 compared with $14.8 million in the prior year period. The company expects research and development spending will increase in the second half of 2007 in connection with the enrollment of patients in the three planned Phase III trials for ABRAXANE.

As a result of recent strategic transactions, including the acquisition of the Watson manufacturing facility, the Biocon license agreement, and various academic research collaborations, company-wide research and development expense is now expected to be in the range of $120 million to $130 million in 2007.

APP Segment

Hospital-based product revenue for the APP segment in the second quarter of 2007 increased 32.6 percent to $159.3 million versus $120.1 million in the same quarter of 2006. Revenue in the second quarter of 2007 included sales of $36.1 million from the anesthetic/analgesic products acquired from AstraZeneca in June 2006, which are grouped under critical care. Based on the

Page 4 - Abraxis 2007 Second Quarter Financial Results

temporary, voluntary halt in distribution of certain products which impacted sales in the first half of 2007, revenue for 2007 is now expected to grow by 9 percent to 11 percent over 2006 for this segment.

Gross margin for the second quarter of 2007 was 53.4 percent, excluding amortization associated with the purchase of the anesthetic/analgesic products, compared to 55.4 percent in the same quarter of 2006. The decrease in gross margin was primarily a result of higher freight costs associated with higher fuel costs.

In the second quarter of 2007, selling and marketing expenses were $4.2 million, or 2.7 percent of revenue, versus $4.1 million, or 3.4 percent of revenue, in the prior year period.

Research and development expense totaled $12.9 million for the second quarter of 2007 compared to $6.0 million in the prior year period. The increase was primarily due to the expense associated with the Puerto Rico manufacturing facility. The company expects to begin commercial distribution of product from this facility in the second half of 2007.

In May 2007, APP launched Clindamycin Injection, 300mg, 600mg, 900mg and 9g, USP, the generic equivalent of Pfizer’s Cleocin® Phosphate Injection.

During and after the close of the quarter, the company received three approvals from the U.S. Food and Drug Administration (FDA). These approvals were for Caffeine Citrate injection, USP, 20 mg/mL, the generic equivalent of Cafcit® Injection, Oxytocin Injection, USP, 30 mL, the generic equivalent of Pitocin® and Fosphenytoin Sodium Injection, 100 mg, 2 mL and 500 mg, 10 mL vials, USP, the generic equivalent of Cerebyx®. Tentative approval for Fosphenytoin was received in April 2007.

In addition to the vial sizes of Oxytocin Injection already distributed by APP (3mL and 10 mL), the company will distribute the larger, more convenient size (30 mL fill in a 30 mL vial) in single-use vials with latex-free stoppers. APP expects to commence marketing this product in the third quarter of 2007.

In August 2007, the company announced the launch of Doxorubicin Hydrochloride Injection, USP 2mg/mL, the generic equivalent of Adriamycin® PFS. Contracts for this product have already been secured and APP has commenced marketing of Doxorubicin, which is commonly used in the treatment of a wide range of cancers.

Page 5 - Abraxis 2007 Second Quarter Financial Results

Including the 26 ANDAs pending with the FDA, representing approximately $1.5 billion in annual branded sales, APP currently has over 60 product candidates in various stages of development.

General and Administrative Expenses

Company-wide, general and administrative expenses for the second quarter of 2007, excluding selling and marketing expenses, were $33.4 million, or 13.8 percent of revenue, versus $22.5 million, or 14.0 percent of revenue, for the same period in 2006. General and administrative expenses are expected to be in the range of $215 million to $225 million in 2007, excluding ABRAXANE commissions to AstraZeneca and separation related costs. Separation related costs for the second quarter of 2007 were $4.0 million, representing direct professional fees and transaction related costs associated with the proposed separation of the proprietary business.

Clinical Development Update

ABRAXANE is currently under active review in Australia, Russia, China, India and the European Union by their respective regulatory agencies. In Japan, ABRAXANE development is underway in partnership with Taiho Pharmaceuticals, the leading domestic oncology company in that country.

In the second quarter of 2007, the company initiated two of four planned Phase I/II trials with nab-docetaxel (ABI-008). These two Phase I/II trials will evaluate the safety, tolerability and anti-tumor activity of nab-docetaxel for the treatment of hormone refractory prostate cancer and metastatic breast cancer. Clinical studies for nab-rapamycin (ABI-009) are expected to begin in the second half of 2007. The company has confirmed with the FDA its clinical development plan for nab-17AAG (ABI-010) and plans to submit an IND in the second half of 2007. Abraxis anticipates filing an IND for nab-thiocolchicine dimer (ABI-011) in 2008.

The company currently expects that the worldwide head-to-head Phase III registration trial comparing weekly ABRAXANE to every three week Taxotere for the treatment of first-line metastatic breast cancer will begin in the second half of 2007. The non-small cell lung cancer and melanoma Phase III trials for ABRAXANE are also expected to begin in the second half of 2007.

Page 6 - Abraxis 2007 Second Quarter Financial Results

Subsequent to the close of the quarter, the company has announced various agreements that are part of the ongoing execution of the Abraxis strategy to work closely with innovative, cutting edge scientists to discover new chemical entities and to maximize the opportunity to utilize its nab technology and the gp60 receptor-mediated cell signal transduction pathway. Abraxis has completed strategic partnerships or licensing arrangements with the Buck Institute for Age Research, the California NanoSystems Institute at UCLA, Dana-Farber Cancer Institute, University of British Columbia, University of Maryland, University of Southern California, Cenomed, Inc. and Biocon Limited.

Conference Call Information

On Thursday, August 9, 2007, the company will host a conference call with interested parties beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review its results of operations for the second quarter of 2007. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

Adjusted net income per diluted share is a non-GAAP financial measure comprised of reported diluted earnings per share excluding the impact of merger-related non-cash amortization of intangible assets, direct merger and transaction-related costs, non-cash stock compensation expense, minority interests, non-cash amortization of acquired intangible assets, and separation-related costs. The company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three and six months ending June 30, 2007 and June 30, 2006 is included with this press release.

About ABRAXANE

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

Page 7 - Abraxis 2007 Second Quarter Financial Results

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the proposed separation of the proprietary product business from the hospital-based business, the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and product candidates, including nab-docetaxel, nab-rapamycin, nab-17AAG and nab-thiocolchicine dimer, and anticipated research and development and general and administrative expenses. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the inability to obtain a favorable private letter ruling from the IRS on the tax-free nature of the transactions; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention; the inability to recognize the benefits of the transactions contemplated by the separation of the businesses; the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Taxotere® is a registered trademark of Sanofi Aventis.

Cleocin® and Cerebyx® are registered trademarks of Pfizer Inc.

Cafcit® is a registered trademark of Mead Johnson and Company

Adriamycin® is a registered trademark of Bedford Laboratories, a division of Boehringer Ingelheim GmbH

Pitocin® is a registered trademark of Parkedale Pharmaceuticals Inc.

# # #

CONTACT (Investor and Media Inquiries):

Christine Cassiano

(310) 405-7417

Abraxis BioScience, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Hospital-based products
Critical care	$90,256	$47,978	$175,188	$93,252
Anti-infective	50,749	53,782	90,529	106,628
Oncology	14,577	16,302	25,854	30,146
Contract manufacturing	4,422	2,547	8,938	4,195

Total hospital-based products	160,004	120,609	300,509	234,221
Abraxane revenue	78,669	36,301	149,551	66,443
Research revenue and other	3,871	3,829	4,645	4,603

Net revenue	242,544	160,739	454,705	305,267
Cost of sales	85,680	67,677	167,764	125,757

Gross profit	156,864	93,062	286,941	179,510

Percent to net revenue	64.7%	57.9%	63.1%	58.8%
Operating expenses
Research and development	30,642	22,222	57,522	46,566
Selling, general and administrative	73,176	43,315	141,362	74,212
Amortization of merger related intangibles	13,509	11,258	27,018	11,258
Merger-related in-process research and development charge	—	105,777	—	105,777
Other merger related costs	—	18,628	—	24,267
Separation related costs	4,046	—	5,403	—
Equity income in Drug Source Company	(1,190)	(307)	(1,671)	(783)

Total operating expenses	120,183	200,893	229,634	261,297

Percent to net revenue	49.6%	125.0%	50.5%	85.6%
Income from operations	36,681	(107,831)	57,307	(81,787)
Percent to net revenue	15.1%	-67.1%	12.6%	-26.8%
Interest expense	(5,097)	(1,790)	(8,973)	(5,055)
Interest income and other	764	1,246	1,326	2,340
Minority interests	—	(2,041)	—	(11,383)

Income (loss) before income taxes	32,348	(110,416)	49,660	(95,885)
Income tax expense (benefit)	9,262	(19,629)	15,459	(6,982)

Net income (loss)	$23,086	$(90,787)	$34,201	$(88,903)

Net income (loss) per common share:
Basic	$0.14	$(0.57)	$0.21	$(0.56)

Diluted	$0.14	$(0.57)	$0.21	$(0.56)

Weighted—average common shares outstanding:
Basic	159,384	158,765	159,423	158,643

Diluted	160,354	158,765	160,481	158,643

The composition of stock-based compensation included above is as follows:
Cost of sales	$767	$786	$1,536	$1,514
Research and development	2,263	1,438	5,842	1,593
Selling, general and administrative	4,321	3,269	9,693	5,118
Other merger related stock compensation	—	8,999	—	8,999

Total stock-based compensation	$7,351	$14,492	$17,071	$17,224

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted net income and adjusted net income per diluted share are defined as reported net income and reported diluted earnings per share, respectively, in each case excluding the impact of merger-related non-cash amortization of intangible assets, direct merger and separation related costs, non-cash stock compensation expense, minority interests and non-cash amortization of acquired intangible assets. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three and six-month periods ending June 30, 2007 and 2006 is below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reported net income (loss)	$23,086	$(90,787)	$34,201	$(88,903)
Merger related items
In-process research and development charge	—	105,777	—	105,777
Sale of inventory written up to fair-market value	—	4,817	—	4,817
Intangible amortization	8,342	6,952	16,684	6,952
Other merger related costs	—	11,503	—	14,985
Separation related costs	2,498	—	3,336	—

Total merger related costs	10,840	129,049	20,020	132,531
Stock compensation (SFAS 123R)	4,539	3,392	10,541	5,079
Minority interests	—	2,041	—	11,383
Amortization of purchased product rights	2,538	—	5,076	—
Merger related income tax benefit	—	(17,884)	—	(17,884)

Adjusted net income	$41,003	$25,811	$69,838	$42,206

Adjusted net income per diluted share	$0.26	$0.16	$0.44	$0.26

Weighted—average common shares outstanding diluted	160,354	158,765	160,481	158,643

Reported net income (loss) per diluted share	$0.14	$(0.57)	$0.21	$(0.56)
Merger related items
In-process research and development charge	—	0.67	—	0.67
Sale of inventory written up to fair-market value	—	0.03	—	0.03
Intangible amortization	0.05	0.04	0.10	0.04
Other merger related costs	—	0.07	—	0.09
Separation related costs	0.02	—	0.02	—

Total merger related costs	0.07	0.81	0.12	0.83
Stock compensation (SFAS 123R)	0.03	0.02	0.07	0.03
Minority interests	—	0.01	—	0.07
Amortization of purchased product rights	0.02	—	0.04	—
Merger related income tax benefit	—	(0.11)	—	(0.11)

Adjusted net income per diluted share	$0.26	$0.16	$0.44	$0.26

Abraxis BioScience, Inc.

GAAP to Adjusted Pretax Income Reconciliation

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reported pretax income (loss)	$32,348	$(110,416)	$49,660	$(95,885)
Pretax merger related items
In-process research and development charge	—	105,777	—	105,777
Sale of inventory written up to fair-market value	—	7,800	—	7,800
Intangible amortization	13,509	11,258	27,018	11,258
Other merger related costs	—	18,628	—	24,267
Separation related costs	4,046	—	5,403	—

Total pretax merger related costs	17,555	143,463	32,421	149,102
Stock compensation (SFAS 123R)	7,351	5,493	17,071	8,225
Minority interests	—	2,041	—	11,383
Amortization of purchased product rights	4,110	—	8,220	—

Adjusted pretax income	$61,364	$40,581	$107,372	$72,825

Abraxis BioScience, Inc.

Reconciliation of Net Income to Adjusted EBITDA

Three months ended June 30, 2007 and 2006

(unaudited, in thousands)

We define Adjusted EBITDA as net income, excluding the impact of depreciation and amortization, interest expense net of interest income and other income, income tax expense, stock-based compensation expense, merger costs, merger related in-process research and development charge, separation related costs, minority interests, equity in net income of Drug Source Company, LLC and pre-launch costs associated with Puerto Rico manufacturing facility. We use Adjusted EBITDA to provide meaningful supplemental information to investors in understanding the underlying operating performance of the business and facilitate additional analysis by investors. We believe that Adjusted EBITDA can assist management and investors in assessing the financial operating performance and underlying strength of our core business. Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income (loss)	$23,086	$(90,787)	$34,201	$(88,903)
Depreciation and amortization	24,831	24,410	48,891	28,939
Interest expense (net of interest and other income)	4,618	544	8,091	2,715
Income tax expense (benefit)	9,262	(19,629)	15,459	(6,982)
Merger related in-process research and development charge (1)	—	105,777	—	105,777
Stock-based compensation expense (2)	7,351	5,493	17,071	8,225
Merger costs (1)	—	18,628	—	24,267
Separation related costs (4)	4,046	—	5,403	—
Puerto Rico pre-launch costs (3)	6,897	2,777	12,096	2,787
Minority interests	—	(2,041)	—	(11,383)
Equity income in Drug Source Company, LLC	(1,190)	(307)	(1,671)	(783)

Adjusted EBITDA	$78,901	$44,865	$139,541	$64,659

(1)	Represents one-time costs, not including amortization, associated with the 2006 merger.
(2)	Amounts included in stock compensation expense could be settled in cash.
(3)	Represents pre-launch costs associated with Puerto Rico manufacturing facility acquired in March 2007.
(4)	Represents separation related costs associated with separating hospital-based business from proprietary business.

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment

Three months ended June 30, 2007 and 2006

(unaudited, in thousands)

The company is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, we re-aligned our segment presentation to better reflect how the business is managed. We report our business in two segments: the ABI segment, representing the combined operations of Abraxis Oncology and Abraxis Research; and the APP segment, representing the hospital-based operations. The ABI segment focuses primarily on our internally developed proprietary product, Abraxane, and our proprietary pipeline. The APP segment manufactures and markets one of the broadest portfolio of injectable drugs, including oncology, critical care and anti-infectives and markets our anesthetic and analgesic products. Prior year’s segment information has been reclassified to conform with the current year presentation. Information regarding these two segments is summarized below.

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Three months ended June 30, 2007
Hospital-based products	$159,327	$677	$—	$160,004
Abraxane revenue	—	78,669	—	78,669
Research revenue and other	—	3,871	—	3,871

Net revenue	159,327	83,217	—	242,544
Cost of sales	74,317	6,487	4,876	85,680

Gross profit	85,010	76,730	(4,876)	156,864
Percent to net revenue	53.4%	92.2%		64.7%
Operating expenses:
Research and development	12,898	15,481	2,263	30,642
Selling and marketing	4,236	35,530	—	39,766
Equity income in Drug Source Company	—	(1,190)	—	(1,190)

Total operating expenses	17,134	49,821	2,263	69,218

Pretax segment operating income (loss) (2)	$67,876	$26,909	$(7,139)	$87,646

Percent to net revenue	42.6%	32.3%		36.1%

Depreciation and amortization	$12,056	$10,579	$2,196	$24,831
Capital expenditures	$8,492	$829	$634	$9,955

Three months ended June 30, 2006
Hospital-based products	$120,115	$494	$—	$120,609
Abraxane revenue	—	36,301	—	36,301
Research revenue	—	3,829	—	3,829

Net revenue	120,115	40,624	—	160,739
Cost of sales	53,620	5,471	8,586	67,677

Gross profit	66,495	35,153	(8,586)	93,062
Percent to net revenue	55.4%	86.5%		57.9%
Operating expenses:
Research and development	5,994	14,790	1,438	22,222
Selling and marketing	4,050	16,745	—	20,795
Equity income in Drug Source Company	—	(307)	—	(307)

Total operating expenses	10,044	31,228	1,438	42,710

Pretax segment operating income (2)	$56,451	$3,925	$(10,024)	$50,352

Percent to net revenue	47.0%	9.7%		31.3%

Depreciation and amortization	$13,299	$9,763	$1,348	$24,410
Capital expenditures	$5,867	$2,054	$13,933	$21,854

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment (continued)

Six months ended June 30, 2007 and 2006

(unaudited, in thousands)

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Six months ended June 30, 2007
Hospital-based products	$299,595	$914	$—	$300,509
Abraxane revenue	—	149,551	—	149,551
Research revenue and other	—	4,645	—	4,645

Net revenue	299,595	155,110	—	454,705
Cost of sales	144,379	13,630	9,755	167,764

Gross profit	155,216	141,480	(9,755)	286,941
Percent to net revenue	51.8%	91.2%		63.1%
Operating expenses:
Research and development	23,075	28,605	5,842	57,522
Selling and marketing	7,772	68,100	—	75,872
Equity income in Drug Source Company	—	(1,671)	—	(1,671)

Total operating expenses	30,847	95,034	5,842	131,723

Pretax segment operating income (loss) (2)	$124,369	$46,446	$(15,597)	$155,218

Percent to net revenue	41.5%	29.9%		34.1%

Depreciation and amortization	$23,277	$21,212	$4,402	$48,891
Capital expenditures	$48,699	$2,180	$1,119	$51,998

Six months ended June 30, 2006
Hospital-based products	$233,727	$494	$—	$234,221
Abraxane revenue	—	66,443	—	66,443
Research revenue	—	4,603	—	4,603

Net revenue	233,727	71,540	—	305,267
Cost of sales	106,112	10,331	9,314	125,757

Gross profit	127,615	61,209	(9,314)	179,510
Percent to net revenue	54.6%	85.6%		58.8%
Operating expenses:
Research and development	9,919	35,054	1,593	46,566
Selling and marketing	7,115	28,535	—	35,650
Equity income in Drug Source Company	—	(783)	—	(783)

Total operating expenses	17,034	62,806	1,593	81,433

Pretax segment operating income (loss) (2)	$110,581	$(1,597)	$(10,907)	$98,077

Percent to net revenue	47.3%	-2.2%		32.1%

Depreciation and amortization	$15,991	$10,461	$2,487	$28,939
Capital expenditures	$10,819	$3,056	$17,633	$31,508

(1)

Segment costs not allocated for the three months ended June 30, 2007 included $4.1 million for the amortization of the purchase price in connection with AstraZeneca product purchase and $0.8 million of stock compensation expense, both included in cost of sales, and $2.3 million of stock compensation expense included in research and development. For the three months ended June 30, 2006, $7.8 million of inventory step-up of amortization and $0.8 million of stock compensation expense was not allocated in cost of sales and $1.4 million of stock compensation expense was not allocated to research and development. Segment costs not allocated for the six months ended June 30, 2007 included $8.2 million for the amortization of the purchase price in connection with AstraZeneca product purchase and $1.6 million of stock compensation expense, both included in cost of sales, and $5.9 million of stock compensation expense included in research and development. For the six months ended June 30, 2006, $7.8 million of inventory setup amortization and $1.5 million of stock compensation expense was not allocated in cost of sales and $1.6 million of stock compensation expense was not allocated to research and development. Additionally, depreciation and amortization expense, capital expenditures and long lived assets related to corporate activities were not allocated to the segments.

(2)

General and administrative expense, merger related costs and amortization, interest income, interest expense and other, minority interest and income tax expense were not allocated to the segments. See “Reconciliation of Operating Income By Segment to Consolidated Statements of Operation” included herein.

Abraxis BioScience, Inc.

Reconciliation of Operating Income by Segment to Consolidated Statements of Operation

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Segment operating income (loss) from above:
APP segment	$67,876	$56,451	$124,369	$110,581
ABI segment	26,909	3,925	46,446	(1,597)
Segment costs not allocated	(7,139)	(10,024)	(15,597)	(10,907)

	87,646	50,352	155,218	98,077
General and administrative expense	(33,410)	(22,520)	(65,490)	(38,562)
Amortization of merger related intangibles	(13,509)	(117,035)	(27,018)	(117,035)
Other merger related costs	—	(18,628)	—	(24,267)
Separation related costs	(4,046)	—	(5,403)	—

Income from operations	36,681	(107,831)	57,307	(81,787)
Interest expense	(5,097)	(1,790)	(8,973)	(5,055)
Interest income and other	764	1,246	1,326	2,340
Minority interests	—	(2,041)	—	(11,383)
Income tax (expense) benefit	(9,262)	19,629	(15,459)	6,982

Net income (loss)	$23,086	$(90,787)	$34,201	$(88,903)

Abraxis BioScience, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,556	$39,297
Accounts receivable, net of allowances for doubtful accounts	93,607	84,684
Inventories	231,622	218,280
Prepaid expenses and other current assets	13,569	15,570
Deferred income taxes	87,124	78,955

Total current assets	464,478	436,786
Property, plant and equipment, net	258,877	217,819
Investment in Drug Source Company, LLC	7,397	5,504
Intangible assets, net of accumulated amortization	703,713	738,440
Goodwill	401,600	401,600
Non-current receivables from related parties	39	39
Other non-current assets, net of accumulated amortization	25,925	25,320

Total assets	$1,862,029	$1,825,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$59,880	$65,471
Accrued liabilities	78,524	61,428
Income tax payable	9,944	80,054
Deferred revenue	39,225	39,225
Minimum royalties payable	943	1,017
Notes payable	69,487	72,248

Total current liabilities	258,003	319,443

Long-term debt	220,000	165,000
Deferred income taxes, non-current	146,152	142,563
Long-term portion of deferred revenue	138,597	158,135
Other non-current liabilities	5,816	7,006

Total liabilities	768,568	792,147

Stockholders’ equity:
Common stock	166	166
Additional paid-in capital	1,110,278	1,085,196
Retained earnings	38,268	4,483
Accumulated other comprehensive income	2,490	1,257
Less treasury stock	(57,741)	(57,741)

Total stockholders’ equity	1,093,461	1,033,361

Total liabilities and stockholders’ equity	$1,862,029	$1,825,508